Exhibit 10.76
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

SECURITIES AND EXCHANGE COMMISSION,

Plaintiff,

v.	Civil Action No.

NORTEL NETWORKS CORPORATION and NORTEL NETWORKS LIMITED,

Defendants.

CONSENT OF DEFENDANTS NORTEL NETWORKS
CORPORATION AND NORTEL NETWORKS LIMITED
     1. Defendants Nortel Networks Corporation and Nortel Networks Limited (“Defendants”) waive service of a summons and the Complaint in this action, enter a general appearance, and admit the Court’s jurisdiction over Defendants and over the subject matter of this action.
     2. Without admitting or denying the allegations of the complaint (except as to personal and subject matter jurisdiction, which Defendants admit), Defendants hereby consent to the entry of the Final Judgment as to Defendants Nortel Networks Corporation and Nortel Networks Limited in the form attached hereto (the “Final Judgment”) and incorporated by reference herein, which, among other things:
(a)	permanently restrains and enjoins Defendants from violation of Section 17(a) of the Securities Act of 1933 (the “Securities Act”) [15 U.S.C. §77q(a)], Sections 10(b), 13(a), 13(b)(2)(A), 13(b)(2)(B) and 13(b)(5) of the Securities Exchange Act of 1934 (the “Exchange Act”) [15 U.S.C. §§

78j(b), 78m(a), 78m(b)(2)(A), 78m(b)(2)(B) and 78m(b)(5)], and Exchange Act Rules 10b-5, 12b-20, 13a-1 and 13a-13 [17 C.F.R. §§ 240.10b-5, 240.12b-20, 240.13a-1 and 240.13a-13];

(b)	orders Defendant Nortel Networks Corporation to pay disgorgement in the amount of $1;

(c)	orders Defendant Nortel Networks Corporation to pay a civil penalty in the amount of $35,000,000 under Section 20(d) of the Securities Act and Section 21(d)(3) of the Exchange Act [15 U.S.C. 15 §§ 77t(d) and 78u(d)(3)]; and

(d)	orders Defendants to perform the undertakings identified in Paragraph 5 below.
     3. Defendants acknowledge that the civil penalty paid pursuant to the Final Judgment may be distributed pursuant to the Fair Fund provisions of Section 308(a) of the Sarbanes-Oxley Act of 2002. Defendant Nortel Networks Corporation agrees to pay all costs incurred under any plan resulting from the distribution or payment of the $35,000,001 disgorgement and civil penalty, and there will be no deduction from the Fund for those costs. Regardless of whether any such Fair Fund distribution is made, the civil penalty shall be treated as a penalty paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Defendants agree that they shall not, after offset or reduction or any award of compensatory damages in any Related Investor Action based on Defendant Nortel Networks Corporation’s payment of disgorgement in this action, argue that they are entitled to, nor shall they further benefit by, offset or reduction of such compensatory damages award by the amount of any part of Defendant Nortel Networks Corporation’s payment of a civil

2

penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a Penalty Offset, Defendants agree that they shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission’s counsel in this action, and Defendant Nortel Networks Corporation shall pay the amount of the Penalty Offset to the United States Treasury or to a Fair Fund, as the Commission directs. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this action. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Nortel Networks Corporation and/or Nortel Networks Limited by or on behalf of one or more investors based on substantially the same facts as alleged in the complaint in this action.
     4. Defendants agree that they shall not seek or accept, directly or indirectly, reimbursement or indemnification from any source, including but not limited to payment made pursuant to any insurance policy, with regard to any civil penalty amounts that Defendant Nortel Networks Corporation pays pursuant to the Final Judgment, regardless of whether such penalty amounts or any part thereof are added to a distribution fund or otherwise used for the benefit of investors. Defendants further agree that they shall not claim, assert, or apply for a tax deduction or tax credit with regard to any federal, state, or local tax for any penalty amounts that Defendant Nortel Networks Corporation pays pursuant to the Final Judgment, regardless of whether such penalty amounts or any part thereof are added to a distribution fund or otherwise used for the benefit of investors.

3

     5. Defendants agree to and shall perform the following undertakings:
          (a) Within 15 days of the entry of the Final Judgment, Defendants shall provide the Commission’s counsel in this action with a written report detailing what steps need to be taken, as of the close of Defendants’ second quarter 2007, to complete the remediation plan attached as Exhibit A to this Consent. Defendants shall continue to provide such reports to the Commission’s counsel in this action, within 30 days of the filing of each Form 10-K or 10-Q, until the remediation plan has been fully implemented.
          (b) Within 15 days of the entry of the Final Judgment, Defendants shall provide the Commission’s counsel in this action with a written report detailing what steps need to be taken, as of the close of Defendants’ second quarter 2007, to address and/or resolve the material weakness identified in Defendants’ 2006 Forms 10-K. Defendants shall continue to provide such reports to the Commission’s counsel in this action, within 30 days of the filing of each Form 10-K or 10-Q, until Defendants conclude that the material weakness identified in Defendants’ 2006 Forms 10-K has been resolved and no longer exists and Defendants’ outside auditor (currently KPMG LLP) attests or agrees with management’s conclusion that the material weakness no longer exists.
          (c) Upon reasonable notice, Defendants agree to make their representatives available (including, where appropriate, their Chief Financial Officer, their Controller, their Chief Compliance Officer and/or the Chair of Defendants’ Audit Committees) to meet with the Commission’s staff to discuss and answer any questions raised by any of the reports.
          (d) Defendants’ Chief Compliance Officer shall provide the Commission’s counsel in this action with written certifications of completion 45 days after Defendants have: (i) completed the implementation of the remediation plan attached as Exhibit A to this Consent; and

4

(ii) concluded that the material weakness identified in their 2006 Forms 10-K has been resolved and no longer exists, and that conclusion has been attested or agreed to by Defendants’ outside auditor. The certifications shall be countersigned by Defendants’ Chief Executive Officer. The certifications shall provide written evidence of completion in the form of a narrative supported by exhibits sufficient to establish completion. The Commission staff may request such further evidence of completion as is reasonable, and Defendants agree to provide such evidence.
     6. Defendants waive the entry of findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure.
     7. Defendants waive the right, if any, to a jury trial and to appeal from the entry of the Final Judgment.
     8. Defendants enter into this Consent voluntarily and represent that no threats, offers, promises, or inducements of any kind have been made by the Commission or any member, officer, employee, agent, or representative of the Commission to induce Defendants to enter into this Consent.
     9. Defendants agree that this Consent shall be incorporated into the Final Judgement with the same force and effect as if fully set forth therein.
     10. Defendants will not oppose the enforcement of the Final Judgment on the ground, if any exists, that it fails to comply with Rule 65(d) of the Federal Rules of Civil Procedure, and hereby waives any objection based thereon.

5

     11. Defendants waive service of the Final Judgment and agree that entry of the Final Judgment by the Court and filing with the Clerk of the Court will constitute notice to Defendants of its terms and conditions. Defendants further agree to provide counsel for the Commission, within thirty days after the Final Judgment is filed with the Clerk of the Court, with an affidavit or declaration stating that Defendants have received and read a copy of the Final Judgment.
     12. Consistent with 17 C.F.R. § 202.5(f), this Consent resolves only the claims asserted against Defendants in this civil proceeding. Defendants acknowledge that no promise or representation has been made by the Commission or any member, officer, employee, agent, or representative of the Commission with regard to any criminal liability that may have arisen or may arise from the facts underlying this action or immunity from any such criminal liability. Defendants waive any claim of Double Jeopardy based upon the settlement of this proceeding, including the imposition of any remedy or civil penalty herein. Defendants further acknowledge that the Court’s entry of a permanent injunction may have collateral consequences under federal or state law and the rules and regulations of self-regulatory organizations, licensing boards, and other regulatory organizations. Such collateral consequences include, but are not limited to, a statutory disqualification with respect to membership or participation in, or association with a member of, a self-regulatory organization. This statutory disqualification has consequences that are separate from any sanction imposed in an administrative proceeding. In addition, in any disciplinary proceeding before the Commission based on the entry of the injunction in this action, Defendants understand that they shall not be permitted to contest the factual allegations of the Complaint in this action.
     13. Defendants understand and agree to comply with the Commission’s policy “not to permit a defendant or respondent to consent to a judgment or order that imposes a sanction while

6

denying the allegation in the complaint or order for proceedings.” 17 C.F.R. § 202.5. In compliance with this policy, Defendants agree: (i) not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any allegation in the complaint or creating the impression that the complaint is without factual basis; and (ii) that upon the filing of this Consent, Defendants hereby withdraw any papers filed in this action to the extent that they deny any allegation in the complaint. If Defendants breach this agreement, the Commission may petition the Court to vacate the Final Judgment and restore this action to its active docket. Nothing in this paragraph affects Defendants’: (i) testimonial obligations; or (ii) right to take legal or factual positions in litigation or other legal proceedings in which the Commission is not a party.
     14. Defendants hereby waive any rights under the Equal Access to Justice Act, the Small Business Regulatory Enforcement Fairness Act of 1996, or any other provision of law to seek from the United States, or any agency, or any official of the United States acting in his or her official capacity, directly or indirectly, reimbursement of attorney’s fees or other fees, expenses, or costs expended by Defendants to defend against this action. For these purposes, Defendants agree that they are not the prevailing parties in this action since the parties have reached a good faith settlement.
     15. Defendants agree that they will cooperate fully with the Commission in any and all investigations, litigation, or other proceedings relating to or arising from the subject matter of the complaint in this action and the Commission’s investigation of the facts and circumstances which resulted in the Commission’s bringing this action and complaint, by undertaking to do the following:

7

          (a) Appear and be interviewed by (and use their best efforts to encourage their executives, officers, directors, and/or employees to appear and be interviewed by) the Commission’s staff at such times and places as the staff requests upon reasonable notice;
          (b) Agree to accept service by regular or overnight mail or electronic transmission (including email) any notices or subpoenas issued by the Commission for documents or testimony at depositions, hearings, or trials, or in connection with any related investigation by Commission staff;
          (c) Appoint Defendants’ undersigned attorney as agent to receive service of such notices and subpoenas;
          (d) Agree, with respect to such notices and subpoenas, to waive the territorial limits on service contained in Rule 45 of the Federal Rules of Civil Procedure and any applicable local rules, and in the Hague Convention on Taking of evidence Abroad in Civil or Commercial Matters; and
          (f) Consent to personal jurisdiction over Defendants in any United States District Court for purposes of enforcing any such subpoena.
     16. Defendants agree that the Commission may present the Final Judgment to the Court for signature and entry without further notice.

8

     17. Defendants agree that this Court shall retain jurisdiction over this matter for the purpose of enforcing the terms of the Final Judgment.

NORTEL NETWORKS CORPORATION and NORTEL NETWORKS LIMITED

Dated: September 28, 2007	By:	/s/ Gordon A. Davies

	[Name, Title and Address]		Gordon A. Davies,
Chief Legal Officer and Corporate Secretary
195 The West Mall, Toronto Ontario M9C 5K1
On September 28, 2007, Gordon A. Davies, a person known to me, personally appeared before me and acknowledged executing the foregoing Consent with full authority to do so on behalf of Nortel Networks Corporation and Nortel Networks Limited as its Chief Legal Officer and Corporate Secretary.

/s/ Anna Ventresca
Notary Public
Commission expires: N/A

Approved as to form:
/s/ William R. McLucas
William R. McLucas
Wilmer Cutler Pickering
   Hale and Dorr LLP
1875 Pennsylvania Avenue, NW
Washington, DC 20006
Counsel for Defendants
   Nortel Networks Corporation and
   Nortel Networks Limited

9

EXHIBIT A
REMEDIATION PLAN REFERRED TO IN PARAGRAPH 5(a) OF THE CONSENT OF NORTEL NETWORKS CORPORATION AND NORTEL NETWORKS LIMITED
People:

(i)	New executive management has communicated, in multiple ways, consistently and frequently, its expectation to Nortel employees that all employees will be held accountable for their conduct. In connection with the inappropriate provisioning and revenue recognition practices identified by the independent inquiries, appropriate disciplinary sanctions were developed by management based on the individual conduct and knowledge of employees that were involved in these practices. After evaluating individual conduct and knowledge, management has taken further employee disciplinary actions in 2006.

(ii)	Recognizing that Nortel needed to “turn a new page” with new operational leaders, in November 2005 the four individuals who headed the business units in 2002 and 2003 and the individual who headed Nortel’s Global Operations unit during the same period left the Company.

(iii)	Management has made significant progress in upgrading the skill sets and experience of the Company’s Finance organization, both through external hires and through remedial and on-going training of current employees, and including the establishment of a new senior Finance management team and appointment of a Controller with extensive experience in U.S. GAAP. From January 1, 2004 to December 31, 2006, the Company filled 673 positions with external hires (476 in Control and 197 in Financial Planning & Analysis (“FP&A”)), of which 168 (142 in Control and 26 in FP&A) are certified public accountants. In 2005, the CFO reviewed the job requirements of every vacancy and new position in the Finance organization to ensure that candidates would have the appropriate skill sets, experience and professional designations for each such position. Starting in 2006, Finance leaders are required to review and approve the job requirements of every vacancy and new position. As well, the Finance organization has supplemented its capacity by retaining outside experts on a temporary or project basis.

(iv)	Through its Global Finance Training and Communications (“GFTC”) group, which reports to the Assistant Controller, Nortel has developed and offered (on a mandatory basis for targeted employee populations in 2006) remedial and ongoing training in areas of financial accounting that were found to be problematic in the restatements, including provisions and accruals, revenue recognition, foreign exchange and finance ethics. These training programs include the following:
–	since 2004, a one-day mandatory training program for Finance employees related to provisioning focusing on SFAS No. 5 and expense accruals under U.S. GAAP. As of December 31, 2006, 1,373 Finance employees (representing approximately 89% of the 1,539 Finance personnel designated to take this mandatory training) have successfully completed the course.

–	implemented in 2006, a supplemental training session on provisions accounting based on learnings and specific case study examples from the Company’s restatements which is mandatory for all Control employees with authority to approve manual journal entry transactions. As of December 31, 2006, 75 Control employees (representing approximately 70% of the 107 Control employees designated to take this mandatory training) have successfully completed the course.

–	a comprehensive three-day revenue recognition training program, which was made mandatory in 2006 for a targeted population of FP&A and Control employees. As of December 31, 2006, 568 FP&A and Control employees (representing approximately 87% of the 650 FP&A and Control employees designated to take this mandatory training) have successfully completed the course.

Nortel retained third party resources and expertise as it considered appropriate to assist with the development and delivery of these training programs. In addition, an Executive Global Finance Training Council has been established to oversee and set priorities for training for Finance employees in accordance with a new Finance training policy, which details minimum annual training requirements (by level) for all Finance employees. In addition to direct feedback from the Executive Finance Training Council (including direction from the Assistant Controller who is a member of the Council), the GFTC group identifies on-going training needs through a variety of sources such as: (i) recommendations from the Company’s technical accounting function relative to queries received and errors identified on a consistent basis as well as emerging issues and new accounting guidance; and (ii) informal feedback from other Finance leaders. As new accounting guidance, pronouncements and directives on U.S. GAAP are promulgated, the Controller and other members of the GFTC group now provide quarterly training and updates, by webcast. Further, Nortel is in the process of developing a Competency and Training Model to define the necessary skill sets for key positions and accompanying training requirements in FP&A and Control. In this connection, Nortel surveyed its Finance leadership team to identify core skills required to successfully perform certain Finance roles and compared the identified skills with its existing training curriculum. The Competency and Training Model will be used to facilitate employee development, evaluate candidates for vacant positions, provide guidelines on mandatory and elective training requirements, and further develop and refine the GFTC group’s priorities.

(v)	The Company initially created separate Offices of Ethics and Compliance, and in November 2006 combined these functions, which include Internal Audit and Security, under the responsibility of the Chief Compliance Officer. Nortel believes that this new structure will allow for more effective coordination of ethics and compliance activities and is in line with best practices of large multi-national corporations. The Board has appointed, in its assessment, a highly qualified individual to oversee these four key functions. Nortel believes that it has put in place a compliance infrastructure as well as a consistent approach to corporate discipline for breaches of its policies, procedures and Code of Conduct. The Chief Compliance Officer reports directly to the CEO and the Audit

Committee and only the Audit Committee can hire or fire the Chief Compliance Officer. The Ethics function is responsible for recommending changes to and interpretations of Nortel’s Code of Conduct, improving employee awareness of the Code of Conduct, monitoring annual employee certification of the Code of Conduct, devising and conducting Code-specific and other training for employees, and intake of employee allegations of Code violations. An updated Code of Conduct was issued by the Ethics function in September 2006, and mandatory training in the new Code’s provisions and employee certification, where permitted by applicable law, has been implemented. The Compliance function has the following responsibilities: reviewing planned activities and transactions to ensure compliance with Company policies and applicable laws; reviewing policies and procedures to ensure compliance with applicable laws; developing employee compliance training; conducting compliance audits of the business units and regions in which compliance risks are assessed; reviewing findings of compliance audits; monitoring resolution of calls to Nortel’s ethics “hot line” to ensure complaints are promptly and thoroughly investigated and resolved; identifying risk areas that require additional training; and identifying potential areas of compliance risk, based on the internal and external environments, and developing corrective action plans. Nortel has enhanced its anti-fraud management process, including by establishing an anti-fraud policy and guidance on how to communicate knowledge of potential fraud under the Code of Conduct. To ensure that Nortel’s ethics hot line will remain an effective and active means for employees to report concerns, Nortel continues to promote the use and effectiveness of the hot line to employees. A highly visible icon was developed and is placed on Nortel’s Global Web home page to provide employees with a daily visible reminder of the hot line. As a further means of reminding employees of the hot line, posters advertising the hot line were prepared and placed at major facilities in 2006. A follow-up poster campaign is contemplated for 2007. Nortel’s ethics certification process requires employees to certify annually that they have read, understood and will comply with the Code of Conduct. The certification process is typically used as another opportunity to remind employees of the requirement to report actual and suspected violations, and of the existence of the hot line. In addition, many of Nortel’s general training sessions are used to reinforce the existence and importance of the hot line. Specialized training for Finance employees has also been used to remind Finance employees of the hot line. In late 2006, Nortel launched an on-line scenario-based ethics training module. The training is mandatory for all employees. This training module reinforces the existence and importance of the hot line. One scenario in particular involves using the hot line to deal with employee concerns. Nortel issues a quarterly Compliance newsletter which also publicizes the hot line. In addition to the above, communications from leaders have from time to time reminded employees of the hot line and encouraged them to use it. To demonstrate the effectiveness of the hot line, Nortel is implementing measures to communicate generally to employees, to the extent permitted by privacy laws and Nortel’s privacy policy, the results of disciplinary actions arising from reported allegations. This is intended to ensure employees understand that allegations are taken seriously, will be investigated and dealt with thoroughly, and employees are treated similarly. The primary vehicle for communicating such matters to employees will be the quarterly Compliance newsletter. In addition, employees reporting concerns are advised of the results of investigations, to the extent permitted by privacy laws and Nortel’s privacy policy. The quarterly Compliance newsletter, as well as Nortel’s annual ethics certification process, will serve as a continuing means to communicate the importance of compliance with Nortel’s Code of Conduct.

(vi)	The Company created a Compliance Committee in February 2006 to oversee the effectiveness of Nortel’s compliance program, policies, procedures and the Code of Conduct and provide direction to the Office of Compliance. The Compliance Committee is now composed of Nortel’s CEO, CFO, Chief Compliance Officer, Chief Legal Officer, and Executive Vice President, Corporate Operations, in order to ensure coordination of legal, compliance, ethics and risk management programs and activities throughout the Company. The Compliance Committee’s oversight responsibilities include: ensuring that the Company’s compliance program is well communicated; regularly reviewing policies, procedures and other internal systems to ensure they are in compliance with the Code of Conduct, relevant laws, and are in alignment with the overall compliance program; receiving reports on calls to the ethics hot line and other sources to verify that each complaint is properly reviewed, investigated and resolved; monitoring on-going compliance training and awareness programs; reviewing the results of compliance audits and actions taken to address audit findings and recommendations; reviewing all reports of fraud or related unethical activities to ensure they are brought to the attention of the Audit Committee and investigated as appropriate; reviewing the compliance risk assessments and proactive actions to address the risks; and monitoring of discipline imposed by the Company to ensure that discipline is fair and consistent across the Company. The Chief Compliance Officer reports on the activities of the Compliance Committee to the Audit Committee on a quarterly basis, including the volume of usage of the ethics hot line and any areas identified by the Compliance function as requiring additional training or potential areas of compliance risk.

Processes:

(vii)	In response to the finding of the Independent Review that historically Nortel Finance employees responsible for meeting EBT targets, rather than employees in the Control organization, had authority to record and release provisions, the Board directed management to end that practice by separating the FP&A and Control functions and by vesting the Control organization with sole responsibility for accounting decisions and accounting entries. With the exception of joint venture entities and Nortel Government Solutions, Inc. (a variable interest entity for accounting purposes, which is subject to a “hold separate” arrangement to comply with U.S. national industrial security requirements), the Company implemented the new segregated structure over a six-month period, from September 2005 to February 2006, and the FP&A functions are now separate from the Control function, and the Control organization has had the exclusive authority to approve and post general ledger entries commencing with the closing of Nortel’s books and records for the quarter ended March 31, 2006, other than tax-related entries which are approved by the Company’s Tax organization.

(viii)	Management has restructured the Company’s technical accounting function into two groups to provide technical accounting guidance: one for revenue recognition issues, called Global Revenue Governance (“GRG”), and one for all other accounting issues, called Global Technical Accounting (“GTA”). Both GRG and GTA report directly to the Assistant Controller. The mandate of GRG is to render binding guidance on the accounting for revenue recognition for contracts and contract amendments and to serve as the final authority on revenue recognition decisions. The mandate of GTA is to make binding decisions for the accounting on all technical non-revenue issues, including issues related to provisions. Important issues arising out of either GRG or GTA are required to be raised with the Controller for resolution. Internal finance process guidelines (“FPGs”) have been adopted to formalize the authority of GRG and GTA. These FPGs contain matrices with dollar thresholds above which the Assistant Controller or the Controller, as applicable, must approve the accounting guidance. New directors of both GRG and GTA, with appropriate technical qualifications, have been recruited from outside Nortel. Management has also increased the staffing of GRG and GTA and upgraded the technical qualifications of their respective personnel.

(ix)	Since April 2004, responsibility for drafting and revising Nortel’s internal accounting and finance process guidelines has been vested in the Global Finance Policies & Process (“GFPP”) group, led by a certified public accountant. The mandate of GFPP is to keep Nortel’s internal accounting guidance current and in compliance with U.S. GAAP, to make that guidance “user-friendly” with “real life” examples of practical applications where appropriate and to identify changes to U.S. GAAP and update Nortel’s accounting policies accordingly. As at December 31, 2006, GFPP has developed twenty-five accounting guidelines on various topics, including accruals, provisions, revenue recognition and foreign exchange. In addition, GFPP has developed thirteen FPGs on various topics, including manual journal entries, balance sheet reviews, revenue recognition documentation and account reconciliations. Further, as at March 31, 2007, GFPP has reviewed and, where necessary, revised all key internal accounting guidelines and included “real life” examples of practical applications of such guidance where it was considered appropriate. Monthly newsletters to Finance employees are issued on new policies, accounting guidelines and FPGs.

(x)	As part of its remediation efforts and to compensate for the material weaknesses in Nortel’s internal control over financial reporting, management undertook intensive efforts in 2005 and early 2006 to improve its internal controls and procedures relating to revenue recognition. These efforts included, among other measures, an extensive collection and review by GRG of documentation on customer contracts, comprising approximately 75% of 2005 revenues, to determine whether Nortel’s revenue recognition accounting policies were being applied properly and consistently across the organization. As a result of these and other efforts, various revenue recognition errors were identified and adjusted in the 2005 Annual Report, as described in more detail in paragraphs 45-47 of the Settlement Agreement. In the first quarter of 2006, Nortel issued a new FPG requiring a review by GRG for all new contracts and amendments to existing contracts having a total revenue impact in excess of $5 million. The review is required to be completed by the time of the Audit Committee meeting in respect of the quarter in which the delivery of product, or performance of services or fulfillment of other contractual obligations, occurs. Additional measures have been implemented in an effort to ensure that all contracts are submitted to GRG for binding accounting guidance. For example, GRG is now provided with a quarterly confirmation of all contracts, and incremental approval from the Controller is required for amendments or superseding contracts that change the timing of revenue recognition. Both GRG and Nortel’s Contract Assurance group, which group’s mandate is to accurately execute on the application of U.S. GAAP and GRG guidance issued pursuant to the new FPG, now report to the Assistant Controller.

(xi)	Starting in 2004, Nortel’s management has implemented significant controls around manual journal entries (“MJEs”) in an effort to reduce their susceptibility to human error and manipulation. These controls include the development and adoption of FPGs that specify the supporting documentation that must be provided before a MJE can be approved and posted to the general ledger, the authority level of individuals authorized to approve MJEs and the segregation of duties among the initiator, approver and poster of the MJE. MJEs and all supporting documentation are required to be loaded into a database to facilitate both record retention and access by all appropriate parties, such as the compliance reviewers, Internal Audit and the external auditors. Also, Finance employees received training on the application of the new MJE controls and their requirements. With the exception of joint venture entities and Nortel Government Solutions, Inc., incremental compliance reviews were commenced in 2005 for all MJEs over a specified dollar value for compliance with the new documentation requirements for MJEs. In 2006, Nortel established the Global MJE Center of Excellence to implement a consistent global compliance review process and global compliance reporting under the leadership of the Company’s U.S. Regional Controller, who reports directly to the Controller. Under this global incremental review process, any MJE that fails to satisfy one or more of the substantive requirements (such as failure to attach complete, relevant supporting documents or appropriate approvals) is required to be rejected by the reviewer and returned to the initiator of the MJE for remediation and subsequent validation by the reviewer.

(xii)	Beginning with the filing of Nortel’s 2004 Form 10-K, management adopted and began to implement a series of improved internal controls on the preparation and review of post closing adjustments (“PCAs”). Because all PCAs are MJEs submitted after the initial consolidation of the financial statements, management determined to apply all of the control requirements governing MJEs to PCAs. To eliminate the potential for inappropriate corporate initiation of PCAs, PCAs must be initiated in the regions or business units, with the exception of normal and appropriate corporate tax, consolidation and elimination entries. Once approved, proposed PCAs are subject to the same incremental compliance review as MJEs.

All of the materials relevant to each PCA are loaded into a database that is accessible by all appropriate parties including Nortel’s external auditors. The Director of Corporate Consolidations (the “Director”) is required to review each proposed PCA for materiality and, based on that analysis, recommend to the Controller the proposed PCAs that should be posted and those that should be placed on a list of unadjusted differences. The Director and Controller then review those recommendations and the underlying accounting rationale, and the Controller must determine which adjustments to record. Any unadjusted differences remaining at the end of this process which have been deemed to be immaterial are required to be reported to the Audit Committee. Management’s goal is to remediate the gaps in controls which do not operate effectively to prevent late entries. During 2006, the Corporate Consolidations group commenced a process to review the root causes of PCAs. This process has evolved and, starting in 2007, Corporate Consolidations, with assistance from the SOX group, collects information on each PCA to determine the root cause of the PCA, in particular what (if any) internal control deficiency gave rise to the PCA, and a remediation plan is developed and implemented by the initiator of the PCA, as appropriate, with specific timelines for completion of the required remedial activity. Corporate Consolidations is responsible for tracking the remedial actions against plans and timelines.

(xiii)	Commencing in 2005, the Controller initiated weekly meetings, held throughout the quarter-close process until the financial statements are filed, in which technical accounting issues are discussed, monitored and resolved. These meetings are attended by the Controller, Assistant Controller, senior managers in GRG and GTA and other employees, depending on the issues under discussion, and the external auditors.

(xiv)	Starting in 2005, Nortel’s management has implemented an enhanced balance sheet review (“BSR”) process in recognition that timely and thorough BSRs provide an effective internal control. With the exception of tax (which is the responsibility of the Company’s Tax organization), all balance sheet line items have been assigned an “owner” within the Control organization who is responsible for overseeing all transactional activity within the account, including determining the propriety of all such activity in compliance with U.S. GAAP and for preparing documentation about the account prior to each quarterly BSR. The BSR process includes a comprehensive evaluation of activity within key liability accounts and a specific focus on the review of provisioning activity as well as cumulative foreign exchange translation adjustment movements. The process also includes a review of restructuring charges, the monitoring of which has been centralized within the Control function. Each balance sheet account owner must explain the activity in the account and identify the triggering events for all substantial activity. The controls and review processes around current liability balances and related releases have been enhanced through the development of improved continuity schedules (which track quarterly changes in accrued liabilities accounts) with narrative explanation for substantial additions and identification of the triggering events for all substantial releases. The continuity schedules are required to be reviewed and analyzed by Nortel’s Corporate Consolidations group and presented by the Controller to the Audit Committee quarterly.

(xv)	Beginning in 2005, management enhanced the reviews conducted during its internal quarterly profit and loss meetings (“Results Calls”) to provide a forum for discussion of the results for each of its business units separately and the results on a consolidated basis, and discuss the variance analysis to budget, to the prior period and to the prior year. In the Results Calls for each business unit, the finance leader of the business unit, FP&A and the applicable Regional Controller are called upon to identify and discuss significant technical accounting issues, including revenue recognition items, that arose during the period that could affect the results for that period. Where technical accounting issues remain outstanding, they are discussed during the Results Calls as well as during the Controller’s accounting issues meetings. To the extent technical accounting issues have not been resolved at the time of the Results Calls, such issues are to be resolved and reported on during the BSRs, which occur prior to the filing of the financial statements.

(xvi)	Recognizing that timely and accurate account reconciliations are a priority, Nortel’s new management has implemented a policy requiring timely account reconciliations to confirm the accuracy and completeness of ending balances in each general ledger account. In the third quarter of 2006, management issued a new global FPG on the account reconciliation process to outline the requirements for account reconciliations, and which requires quarterly reconciliation of each balance sheet account. Certain accounts determined to be high risk, based on an account risk analysis by the appropriate Control leader, must be reconciled prior to the Audit Committee meeting for the applicable reporting period. Reports are prepared to monitor the timely preparation and review of reconciliations.

(xvii)	With respect to foreign exchange, in 2005, Nortel’s management enhanced its annual functional currency study which ultimately determines the methodology for translating subsidiary foreign currency results to U.S. dollar reporting currency. The enhanced study improved the analysis and documentation to substantiate the functional currency determination, and is reviewed and approved by the appropriate regional Controller and corporate Controller. In addition, in 2005, management implemented a quarterly process to analyze inter-company balances for compliance with SFAS No. 52, paragraph 20. The Treasury function reviews inter-company loans quarterly and inter-company trade positions annually to assist Control in determining if any balances are of a long-term investment, whereby foreign exchange would be recorded in equity. Systems have been automated to support the translation of a significant operating subsidiary’s foreign currency results to U.S. dollar reporting.

(xviii)	The Audit Committee has established new priorities for the Internal Audit organization relating to the evaluation of risk exposures for financial reporting, and management has amended the charter for the internal audit function to include oversight responsibilities for the adequacy and effectiveness of financial reporting controls. The Audit Committee realigned the reporting responsibilities for Internal Audit and directed senior management to strengthen significantly the internal audit function in the first quarter of 2004, and also hired a new Internal

Audit leader as of July 2005. The head of Internal Audit reports directly to the CEO and the Audit Committee to ensure that Internal Audit is independent from the activities it reviews. Beginning in 2005, Internal Audit work plans include a focus on accounting for transactions, financial reporting and financial reporting controls. Starting in 2006, the Internal Audit work plan includes an assessment of the adequacy and degree of compliance with financial, operational and system controls.

(xix)	As part of the efforts to increase awareness of and timely and appropriate remediation of internal controls, in the second quarter of 2006 Nortel established a SOX Steering Committee comprised of senior management from Finance, Legal, Human Resources, Internal Audit, Information Services and Operations. Regular reporting of remediation activities to senior management, including an escalation process to address areas where remediation planned dates were not met was implemented. The SOX vice president regularly meets with Internal Audit and reports to the Audit Committee on the ongoing development, implementation and progress of remedial measures. Training is provided for teams that document and administered controls to improve control design competencies. In addition, the SOX team implemented a revised SOX 404 scope, a comprehensive methodology redesign and changes to the documentation requirements to greatly improve the quality of the SOX 404 documentation. As a result of all of these activities, there was significant remediation in 2006 of internal control deficiencies identified in various business processes that impact the Company’s internal control over financial reporting.

(xx)	The Board has implemented processes for Nortel’s management to provide quarterly assessments in respect of the overall quality and transparency of the Company’s financial reporting and suggestions for improvements in its form and content, which Nortel’s external auditors have the opportunity to review and comment on. These processes include quarterly reporting by the CFO and Controller to the Board and by the SOX vice president and head of Internal Audit to the Audit Committee. Further, the presidents of the business units are expected to take full responsibility for the respective financial results of their businesses and, commencing in 2007, will be required, on a quarterly rotation basis, to provide presentations to the Board with the Vice President, Finance on the financial results of their respective business units. In addition, the Audit Committee will periodically hold separate executive sessions with the Vice President, Finance to discuss financial issues specific to each business unit.

Technology:

(xxi)	In an effort to improve Nortel’s financial reporting systems and capabilities, to simplify its multiple accounting systems, and to reduce the number of MJEs, Nortel retained an outside consulting firm to advise on the appropriateness of implementing a Systems, Application and Products (“SAP”) platform worldwide that would consolidate many of Nortel’s systems into a single integrated financial software system. Based on that advice, Nortel adopted the SAP platform to integrate its processes and systems, and undertook an assessment of existing financial systems and processes to determine the most effective implementation of standard SAP software. The finance design and build for the initial scope of the SAP system, including general ledger functionality, was completed by the end of August 2006, and these processes are planned to be tested and fully deployed during 2007. Once fully deployed, Nortel estimates that MJEs will be reduced by approximately 30%. Processes for additional activities will be built upon this first phase of functionality. Process design for these additional activities has been completed and management expects that the build, testing and deployment will be completed by the third quarter of 2007.

(xxii)	The Company’s general computing control (“GCC”) environment has been strengthened with the implementation of new and enhanced controls. During 2006, numerous control deficiencies were remediated across applications, interfaces and the infrastructure impacting internal control over financial reporting. In particular, Nortel established a standard user management process that facilitates the approval of all user access requests and the removal of accounts when appropriate and implemented regular reviews of business user accounts.

Further, Nortel implemented standard and enhanced controls regarding change management to applications to ensure the changes are appropriately tested, approved and implemented. In addition, enhanced security protection of data files used to transfer data from one application to another were implemented. Segregation of duties was improved in the GCC environment by restricting the number of operating system administrators with privileged access maintaining an audit trail of software changes that are made to some key information system applications.